Exhibit 10.15

NONQUALIFIED

DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED ADOPTION AGREEMENT

NONQUALIFIED

DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED ADOPTION AGREEMENT

PLAN HISTORY; AMENDMENT AND RESTATEMENT OF PLAN ADOPTION AGREEMENT

Peet’s Operating Company, Inc. (the “Employer”) previously has adopted a Nonqualified Deferred Compensation Plan, known as the Peet’s Operating Company, Inc. Nonqualified Deferred Compensation Plan (the “Plan”), that was originally effective on December 1, 2003.

All “Grandfathered” Amounts contributed to the plan prior to January 1, 2005 continue to be subject to the Plan terms as in effect prior to October 4, 2004 (the “Grandfathered Plan Document”), and those Plan terms have not since been materially modified. Grandfathered amounts and earnings will continue to be administered under the terms of the Grandfathered Plan Document.

Effective October 15, 2008 the Plan was previously amended with respect to Deferrals, Contributions, earnings, gains, losses, depreciation and appreciation vested and credited thereto or debited therefrom on and after January 1, 2005 for compliance with the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.

Effective December 21, 2010 the Plan was previously amended to make certain clarifying changes to the Plan with respect to Deferrals, Contributions, earnings, gains, losses, depreciation and appreciation vested and credited thereto or debited therefrom on and after December 21, 2010.

This amendment and restatement of the Plan is effective with respect to Deferrals, Contributions, earnings, gains, losses, depreciation and appreciation vested and credited thereto or debited therefrom on and after January 1, 2012.

INDIVIDUALIZED PLAN INFORMATION

With respect to the variable features contained in the Plan, the Employer hereby makes the following selections granted under the provisions of the Plan:

1.	Adopting Entity. The Employer adopting this amendment and restatement of the Plan is:

Peet’s Operating Company, Inc.	EIN:	91-1660507

Select state of controlling law (see Section 10.7 of Plan Document):

☒	State of domicile California

2.	Effective Date. The “Effective Date” of this amendment and restatement of the Plan is January 1, 2012.

3.	Plan Year. The “Plan year” of the Plan shall be the calendar year.

4.	Plan Administrator. The “Administrator” of the Plan is Peet’s Nonqualified Deferred Compensation Committee, and such other person(s) or entity as the Employer shall appoint from time to time.

5.	Eligible Individuals. The following individuals shall be eligible to participate in the Plan:

Employees who are in job grades 24-26

Employees who have President or Vice President in their job title

6.	Eligibility Timing. Eligibility timing selected below shall apply uniformly to all Participant Deferrals (including Performance-Based Bonus Deferrals), as well as Employer Matching Contributions and Other Employer Contributions, unless otherwise indicated.

☒	Eligible immediately upon provision of Plan enrollment materials by the Plan Administrator

7.	Types and Amounts of Participant Deferrals. No Deferral election shall reduce a Participant’s Compensation below the amount necessary to satisfy required withholding for FICA/Medicare/income taxes, required Participant Contributions into another Employer-sponsored benefit plan such as medical insurance, 401(k) loan repayments, etc. The types and amounts of Compensation that a Participant may elect to defer under the Plan are:

☒	Salary:

☒	percentage maximum 75%; percentage minimum 1% (see definition of “Salary” below)

☒	Performance-Based Bonus: performance period from January 1 to December 31.

☒	percentage maximum 100%; percentage minimum 0%

☒	401(k) Refund (amount deferred from Participant’s regular Compensation equal in value to any refund paid to Participant in that year resulting from excess deferrals in Employer’s 401(k) plan – see Subsection 2.9 of Plan document for definition.)

☒	Other: Plan annual minimum to participate is 1% of Salary.

“Salary” means the Participant’s annual base compensation, base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect for such calendar year.

8.	Definition of Compensation for Purposes of Making Plan Contributions:

☒	Participant’s total wages, salary, commissions, overtime, bonus, etc. for a given year which the Employer is required to report on Form W-2 or other appropriate form, (or, in the case of Board members, Board fees and retainer only, but not including expense reimbursements)(or, in the case of Other Service Providers, the Participant’s total remuneration from the Employer for a given year pursuant to the agreement to provide services to the Employer).

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9.	Expiration of Participant’s Deferral Elections:

☒	Renewed Each Year: Participant’s Deferral Elections must be renewed each year during the open enrollment period ending no later than December 31 prior to the effective Plan year (or, in the case of Performance-Based Bonuses, no less than 6 months prior to the end of the applicable performance period).

☒	For all types of Compensation Deferrals.

10.	Employer Contributions: Employer Contributions (other than Employer Matching Contributions) may be made to the Plan in the Employer’s discretion on such terms as are documented in writing at such time, including any applicable eligibility and vesting criteria, which written documentation will form part of the Plan.

11.	Employees Eligible to Receive Employer Matching Contributions. Employer Matching Contributions will not be made to the Plan unless otherwise determined by the Employer on such terms as are documented in writing at such time, including any applicable eligibility criteria, which written documentation will form part of the Plan.

12.	Vesting Schedule of Employer Matching Contributions. Employer Matching Contributions will not be made to the Plan unless otherwise determined by the Employer on such terms as are documented in writing at such time, including any applicable vesting criteria, which written documentation will form part of the Plan.

13.	Vesting Schedule of Employer Contributions (Other Than Matching Contributions): The applicable vesting criteria will be determined by the Employer at the time of contribution and documented in writing, and such writing will form part of the Plan.

14.	Vesting Years. Unless otherwise determined by the Employer at the time of contribution and documented in writing, a “Vesting Year” described above for purposes of determining vesting of Employer Contributions, if any, made under the Plan shall be computed in accordance with:

☒	Years of service (12-consecutive-month periods) with the Employer since date of hire.

15.	Full Vesting of Employer Contributions Upon Occurrence of Specific Event. Unless otherwise determined by the Employer at the time of contribution and documented in writing, any Employer Contributions shall fully vest as follows:

☒	100% vesting upon Normal Retirement age 65

☒	100% vesting upon Death.

☒	100% vesting upon Disability

16.	Service Before Plan’s Establishment Included. Unless otherwise determined by the Employer at the time of contribution and documented in writing, years of service earned prior to establishment of the Plan shall also be included for purposes of determining vesting under the Plan.

17.	Forfeitures for Unvested Amounts Due to Termination of Employment. Participants terminating employment prior to becoming 100% vested will forfeit the forfeitable percentage of their Accounts as indicated in accordance with the vesting schedule selected by the Employer.

18.	Employer Stock as Deemed Investment Option. N/A

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19.	In-Service Distributions. If the Employer elects below, the Plan will allow distributions of Participant Deferral Contributions to be made to Participants while they are still employed (“In-Service Distributions”), if they elect a fixed distribution date during the regular election period.

☒	Yes, In-Service Distributions will be permitted.

☒	For All Participant Deferral Contributions

☒	Yes, Participant will be permitted to make a pushback subsequent election to defer the original distribution date at least five years in accordance with Plan provisions. Election must be made 12 months prior to original distribution date and election will not take effect for 12 months.

Please indicate the number of years a Participant must defer payment(s) until In-Service Distribution(s) may begin:

☒	1 Year after the end of the Calendar Year for which the deferral is effective

Please indicate if separate In-Service Distribution Dates are allowed for each Type of Participant Deferral selected in Item 7:

☒	No (single distribution date allowed per Plan Year)

20.	In-Service Distributions –Form and Timing of Payment. All In-Service Distributions shall be made to Participants in the form of a Lump Sum.

21.	Unforeseeable Emergency Distributions Dates. If the Employer elects below, the Plan will allow distributions to be made to Participants while they are still employed if they meet the criteria for an unforeseeable emergency financial hardship (“Unforeseeable Emergency Distributions”). Both Participant Deferral Contributions and Vested Employer Contributions can be distributed in the event of an eligible Unforeseeable Emergency Distribution event.

☒	Yes, Unforeseeable Emergency Distributions will be permitted.

☒	For active Participants, terminated Participants and Beneficiaries.

22.	Form of Distributions (at Termination Date). Distributions will be made to Participants in connection with the Termination Date of the Participant as follows:

☒	Lump sum unless installments elected by the Participant at the time of deferral.

☒	Yes, Participant will be permitted to make a subsequent election to change the number of installments in accordance with Plan provisions (see subsection 9.2 of Plan document)

23.	Distribution Upon Disability. If the Employer selects below, the Plan will allow distributions to be made to Participants upon Disability but while they are still employed if they meet the criteria for Disability in Item 29 below. The form of distribution will be the same as that selected by the Participant for a Termination Date distribution, or as otherwise elected by the Participant at the time of deferral.

☒	Yes, distributions upon Disability will be permitted.

24.	Expiration of Participant’s Distribution Elections:

☒	New Election For Each Year: Participant’s Distribution Election must be selected each year during the open enrollment period for the following year’s contributions – if no new election is made, that year’s contributions default to payment in the form of a lump sum payable in connection with the Termination Date. In-Service Distribution Elections must be made by Participant’s each year.

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25.	Distributions Upon Change in Control: If Employer elects below, distributions will automatically be made to Participants upon Change in Control of the Employer (without a Termination Date of the Participant), as follows

☒	No, Distributions upon Change in Control will not occur automatically.

26.	Length of Installments (for Installment Distributions permitted in Item 22 and Item 23 above):

Annual installments over no fewer than 2 and no more than 10 years at Participant’s election.

27.	“Change in Control” – Dates of Distribution. N/A

28.	“Change in Control” – Which Corporation the Change Relates. N/A

29.	Definition of “Disability.” A Participant shall be considered “Disabled” if the Participant is determined to be disabled in accordance with the Employer’s disability insurance program, provided that the Participant’s disability also complies with the requirements of one of the following three definitions:

☒	by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months, the Participant is receiving income replacement benefits for at least 3 months under accident and health plans of the Employer;

☒	the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

☒	the Participant is deemed to be totally disabled by the Social Security Administration.

30.	Distributions to “Key Employees” -- Investment. In order to comply with Internal Revenue Code Section 409A, distributions to “key employees” (see subsection 9.3 of the Plan Document for definition) of publicly traded companies made due to employment termination cannot be made within 6 months of the employment termination date. If distribution to a key employee must be delayed to comply with this 6-month rule, indicate below how Account balances of such a Participant will be invested during the period of delay:

☒	Remain invested as if termination date had not occurred, then valued as of most recent Valuation Date and distributed.

31.	QDRO Distributions. The Employer may elect whether distributions from a Participant’s Account shall be permitted upon receipt by the Plan Administrator of a Qualified Domestic Relations Order relating to a marital dissolution or separation that provides for payment of all or a portion of a Participant’s Accounts to an alternate payee (spouse, former spouse, children, etc.).

☒	Yes, QDRO Distributions will be permitted.

32.	Additional Survivor Death Benefit from Life Insurance. In the event that life insurance is utilized as a funding vehicle for the Plan, the Employer may wish to provide additional Survivor Benefit from the following options N/A

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33.	Payment of Plan Expenses. Plan expenses may be paid as follows:

☒	Directly by the Employer.

34.	“De Minimis” Small Amount Cashouts. If selected by the Employer, Participant account balances that do not exceed a certain threshold amount will be automatically cashed out upon the Participant‘s Termination of Employment or Death, as provided below:

☒	Yes, amounts that do not exceed $5,000 will automatically be cashed out.

35.	Changes in Eligibility Status During Calendar Year. Notwithstanding anything to the contrary set forth in Section 3.2, 4.5 or elsewhere in the Plan document, if a Participant ceases to be an Eligible Individual during a Calendar Year but does not have a Termination Date, the Participant’s Deferral Election shall remain in effect for the remainder of such Calendar Year as irrevocable for such Calendar Year.

36.	Separation From Service Annual Installment Distributions. Notwithstanding anything to the contrary set forth in the Plan document, if a Participant will receive installment payments in connection with the Participant’s Termination Date, and subject to any delay in payment required by Internal Revenue Code Section 409A because the Participant is a “key employee”, the first installment payment will be made upon or within 90 days of the Participant’s Termination Date, with any remaining annual installment payments to be made during the corresponding 90 day period of each succeeding calendar year.

By signing this Adoption Agreement, the Employer certifies that it has consulted with legal counsel regarding the effects of the Plan, as applicable, on all parties. The Employer further certifies that it has and will limit participation in the Plan to a select group of management or highly compensated Employees, as determined by the Employer in consultation with legal counsel.

The Employer is solely responsible for its compliance with applicable laws, including Federal and state securities and other applicable laws.

Only those elections that are completed shall be considered as provisions applicable to and forming a part of the Plan.

This Adoption Agreement may only be used in conjunction with the Plan document. All selections in the Adoption Agreement providing for customized or “other” plan provisions are subject to review for administrative feasibility, and may be subject to additional fees.

Capitalized terms used in this Adoption Agreement which are defined in the Plan document shall have the meaning given them therein.

The Employer hereby acknowledges that it is adopting this Amended and Restated Adoption Agreement for the Nonqualified Supplemental Deferred Compensation Plan. Federal legislation or other changes in the law relating to nonqualified deferred compensation or other employee benefit plans may require that the Plan be amended.

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The undersigned duly authorized officer of the Employer hereby executes the Plan on behalf of the Employer.

Executed this 1st day of December, 2011.

Peet’s Operating Company, Inc.

Employer

By	/s/ Tom Cawley

Its	CFO

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Trust Agreement

between

Peet’s Operating Company, Inc.

and

Wells Fargo Bank, National Association

effective January 1, 2012

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Trust Agreement

This Trust Agreement (the “Trust Agreement”) is effective as of the first day of January, 2012 (the “Effective Date”) by and between Peet’s Operating Company, Inc. (“Peet’s”) and Wells Fargo Bank, National Association (the “Trustee”).

RECITALS

WHEREAS, Peet’s has adopted the Peet’s Operating Company, Inc. Nonqualified Deferred Compensation Plan (the “Plan”);

WHEREAS, Peet’s has incurred or expects to incur liability under the terms of the Plan with respect to the participants and beneficiaries participating in the Plan (collectively, the “Participants”);

WHEREAS, Peet’s hereby establishes a Trust (the “Trust”) and shall contribute to the Trust assets that shall be held therein, subject to the claims of Peet’s creditors in the event of Peet’s Insolvency, as herein defined, until paid to Participants in such manner and at such times as specified in the Plan and in this Trust Agreement;

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”); and

WHEREAS, it is the intention of Peet’s to make contributions to the Trust to provide itself with a source of funds to assist it in satisfying its liabilities under the Plan.

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the assets of the Trust shall be comprised, held and disposed of as follows:

Section 1. Establishment of the Trust

(a)	The Trust is intended to be a grantor trust, of which Peet’s is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly.

(b)	Peet’s shall be considered the grantor for the purposes of the Trust.

(c)	Except as otherwise provided herein, the Trust hereby established is irrevocable.

(d)	Peet’s hereby deposits with the Trustee in the Trust one thousand dollars ($1,000), which shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

(e)	The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Peet’s and shall be used exclusively for the uses and purposes of Participants and general creditors as herein set forth. Participants shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be unsecured contractual rights of Participants against Peet’s. Any assets held by the Trust will be subject to the claims of the general creditors of Peet’s under federal and state law in the event Peet’s is Insolvent, as defined in Section 3(a).

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(f)	Peet’s, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property acceptable to the Trustee in the Trust to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Prior to a Change in Control, neither the Trustee nor any Participant shall have any right to compel additional deposits.

(g)	In addition to the initial contribution, Peet’s shall make such other contributions as shall from time to time be authorized by due corporate action. Any such payments made by Peet’s may be in cash or in such property (excluding, however, securities issued by Peet’s or any affiliate of Peet’s) as Peet’s may determine. Peet’s shall keep accurate books and records with respect to the interest of each Participant and shall provide copies of such books and records to the Trustee at any time as the Trustee shall request.

(h)	Upon a Change in Control, Peet’s shall, as soon as possible, but in no event longer than thirty (30) days following the occurrence of a Change in Control, make an irrevocable contribution to the Trust in an amount that is sufficient (taking into account the Trust assets, if any, resulting from prior contributions) to fund the Trust in an amount equal to no less than 100% but no more than 120% of the amount necessary to pay each Participant the benefits to which Participants would be entitled pursuant to the terms of the Plan as of the date on which the Change in Control occurred (the “Required Funding”). Peet’s shall also fund an expense reserve for the Trustee, which shall be agreed upon, in writing, by Peet’s and the Trustee prior to the date of the Change in Control (the “Expense Reserve”).

Section 2. Payments to Participants

(a)	Prior to a Change in Control, distributions from the Trust shall be made by the Trustee to Participants at the direction of Peet’s. Prior to a Change in Control, the entitlement of a Participant to benefits under the Plan shall be determined by the Committee appointed by Peet’s under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Peet’s shall make the balance of each such payment as it falls due in accordance with the Plan. The Trustee shall notify Peet’s where principal and earnings are not sufficient. Nothing in this Trust Agreement shall relieve Peet’s of its liabilities to pay benefits due under the Plan except to the extent such liabilities are met by application of assets of the Trust.

(b)	Peet’s may make payment of benefits directly to Participants as they become due under the terms of the Plan. Peet’s shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Participants. Before a Change in Control, Peet’s may direct the Trustee in writing to reimburse Peet’s from the Trust, and debit the accounts of Participants for amounts paid directly to such Participants by Peet’s. The Trustee shall reimburse Peet’s for such payments promptly after receipt by the Trustee of satisfactory evidence that Peet’s has made the direct payments. No such reimbursement shall be allowed after a Change in Control that would result in Trust assets of less than 100% of the Required Funding and Expense Reserve.

In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Peet’s shall make the balance of each such payment as it falls due in accordance with the Plan. The Trustee shall notify Peet’s if principal and earnings are not sufficient. Nothing in this Trust Agreement shall relieve Peet’s of its obligation to pay benefits due under the Plan except to the extent such obligations are met by application of assets of the Trust.

(c)	Peet’s shall deliver to the Trustee a schedule of benefits, to include state and federal tax withholding guidelines, due under the Plan on an annual basis. Immediately before a Change in Control, Peet’s shall deliver to the Trustee an updated schedule of benefits due under the Plan. After a Change in Control, the Trustee shall pay benefits due in accordance with such schedule. After a Change in Control, the Committee appointed by Peet’s shall continue to make the determination of benefits due to Participants and shall provide the Trustee with an updated schedule, to include state and federal tax withholding guidelines, of benefits due; provided, however, a Participant may make application to the Trustee for an independent decision as to the amount or form of their benefits due under the Plan. In making any determination required or permitted to be made by the Trustee under this Section 2, the Trustee shall, in each such case, reach its own independent determination, in its absolute and sole discretion, as to the Participant’s entitlement to a payment hereunder. In making its determination, the Trustee may consult with and make such inquiries of such persons, including the Participant, Peet’s, legal counsel, actuaries or other persons, as the Trustee may reasonably deem necessary. Any reasonable costs incurred by the Trustee in arriving at its determination shall be reimbursed by Peet’s and, to the extent not paid by Peet’s within a reasonable time, shall be charged to the Trust. Peet’s waives any right to contest any amount paid over by the Trustee hereunder pursuant to a good faith determination made by the Trustee notwithstanding any claim by or on behalf of Peet’s (absent a manifest abuse of discretion by the Trustee) that such payments should not be made.

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(d)	The Trustee agrees that it will not itself institute any action at law or at equity, whether in the nature of an accounting, interpleading action, request for a declaratory judgment or otherwise, requesting a court or administrative or quasi-judicial body to make the determination required to be made by the Trustee under this Section 2 in the place and stead of the Trustee. The Trustee may (and, if necessary or appropriate, shall) institute an action to collect a contribution due the Trust following a Change in Control or in the event that the Trust should ever experience a short-fall in the amount of assets necessary to make payments pursuant to the terms of the Plan.

Section 3. Trustee Responsibility regarding Payments to Participants when Peet’s is Insolvent

(a)	The Trustee shall cease payment of benefits to Participants if Peet’s is Insolvent. Peet’s shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Peet’s is unable to pay its debts as they become due, or (ii) Peet’s is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)	At all times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of general creditors of Peet’s under federal and state law as set forth below.

(1)	The Board of Directors and the Chief Executive Officer of Peet’s shall have the duty to inform the Trustee in writing that Peet’s is Insolvent. If a person claiming to be a creditor of Peet’s alleges in writing to the Trustee that Peet’s has become Insolvent, the Trustee shall determine whether Peet’s is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Participants.

(2)	Unless the Trustee has actual knowledge that Peet’s is Insolvent, or has received notice from Peet’s or a person claiming to be a creditor alleging that Peet’s is Insolvent, the Trustee shall have no duty to inquire whether Peet’s is Insolvent. The Trustee may in all events rely on such evidence concerning Peet’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning Peet’s solvency.

(3)	If at any time the Trustee has determined that Peet’s is Insolvent, the Trustee shall discontinue payments to Participants and shall hold the assets of the Trust for the benefit of Peet’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Participants to pursue their rights as general creditors of Peet’s with respect to benefits due under the Plan or otherwise.

(4)	The Trustee shall resume the payment of benefits to Participants in accordance with Section 2 only after the Trustee has determined that Peet’s is not Insolvent (or is no longer Insolvent).

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(c)	Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Participants by Peet’s in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 4. Payments when Trust Assets are Insufficient

(a)	If there are not sufficient Trust assets for the payment of current and expected future benefits pursuant to Section 2 or 3(c) and Peet’s does not otherwise make such payments within a reasonable time after demand from the Trustee, the Trustee shall allocate the Trust assets among the Participants in the following order of priority:

(1)	vested Participants (regardless of whether they are actively employed); and

(2)	non-vested Participants (regardless of whether they are actively employed).

(b)	Within each category, assets shall be allocated pro-rata with respect to the total present value of benefits expected for each Participant within the category, and payments to each Participant shall be made to the extent of the assets allocated to each Participant.

(c)	Upon receipt of a contribution from Peet’s necessary to make up for a short-fall in the payments due, the Trustee shall resume payments to all Participants in the Plan. Following a Change in Control, the Trustee shall have the right and duty to compel a contribution to the Trust from Peet’s to make-up for any short-fall.

Section 5. Payments to Peet’s

(a)	Except as provided in Sections 2(b), 3 and 5(b), Peet’s shall have no right or power to direct the Trustee to return to Peet’s or to divert to others any of the Trust assets before all payment of benefits have been made to Participants pursuant to the terms of the Plan.

(b)	In the event that Peet’s, prior to a Change in Control, or the Trustee, in its sole and absolute discretion, after a Change in Control determines that the Trust assets exceed one-hundred twenty percent (120%) of the anticipated benefit obligations and administrative expenses that are to be paid under the Plan, the Trustee, at the written direction of Peet’s, prior to a Change in Control, or the Trustee in its sole and absolute discretion, after a Change in Control, shall distribute to Peet’s such excess portion of Trust assets.

Section 6. Investment Authority

(a)	Peet’s shall have the right, subject to this Section 6, to direct the Trustee with respect to the Trust’s investments.

(1)	Peet’s shall direct the Trustee in writing to segregate the Trust into one or more separate investment accounts and may specify one or more mutual funds or exchange-traded funds for the investment and reinvestment of each such investment account or accounts.

(2)	Thereafter, the Trustee shall make every sale or investment with respect to each such investment account as directed in writing by Peet’s. It shall be the duty of the Trustee to act strictly in accordance with each direction. The Trustee shall be under no duty to question any such direction, to review any securities or other property held in such investment account acquired by it pursuant to such directions or to make any recommendations with respect to such securities or other property.

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(3)	Notwithstanding the foregoing, the Trustee, without obtaining prior approval or direction , shall invest cash balances held by it from time to time in short term cash equivalents including, but not limited to, U.S. Treasury Bills, commercial paper (including such forms of commercial paper as may be available through the Trustee’s Trust Department), certificates of deposit (including certificates issued by the Trustee in its separate corporate capacity), and similar type securities, with a maturity not to exceed one year; and, furthermore, sell such short term investments as may be necessary to carry out the instructions of an investment manager or investment committee regarding more permanent type investment and directed distributions.

(4)	The Trustee shall be neither liable nor responsible for any loss resulting to the Trust by reason of any sale or purchase of an investment directed by Peet’s nor by reason of the failure to take any action with respect to any investment which was acquired pursuant to any such direction in the absence of further directions by Peet’s.

(i)	Notwithstanding anything in this Trust Agreement to the contrary, the Trustee shall be indemnified and saved harmless by Peet’s from and against any and all personal liability to which the Trustee may be subjected by carrying out any directions issued pursuant hereto or for failure to act in the absence of directions, including all expenses reasonably incurred in its defense in the event Peet’s fails to provide such defense; provided, however, the Trustee shall not be so indemnified if it participates knowingly in, or knowingly undertakes to conceal, any such act or omission, having actual knowledge that such act or omission is a breach of fiduciary duty; provided further, however, that the Trustee shall not be deemed to have knowingly participated in or knowingly undertaken to conceal any such act or omission with knowledge that such act or omission was a breach of fiduciary duty by merely complying with direction from Peet’s or for failure to act in the absence of direction from Peet’s. The Trustee may rely upon any order, certificate, notice, direction or other documentary confirmation purporting to have been issued by Peet’s, which the Trustee reasonably believes to be genuine and to have been issued by Peet’s.

(ii)	All rights associated with respect to any investment held by the Trust, including but not limited to, exercising or voting of proxies, in person or by general or limited proxy, shall be in accordance with and as directed in writing by Peet’s or its authorized representative.

Section 7. Disposition of Income

All income received by the Trust, net of expenses and taxes payable by the Trust, shall be accumulated and reinvested within the Trust.

Section 8. Accounting by the Trustee

The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Peet’s and the Trustee. Within forty-five (45) days following the close of each calendar year and within forty-five (45) days after the removal or resignation of the Trustee, the Trustee shall deliver to Peet’s a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. Peet’s may approve such account by an instrument in writing delivered to the Trustee. In the absence of Peet’s filing with the Trustee objections to any such account within ninety (90) days after its receipt, Peet’s shall be deemed to have so approved such account. In such case, or upon the written approval by Peet’s of any such account, the Trustee shall, to the extent permitted by law, be discharged from all liability to Peet’s for its acts or failures to act described by such account. The foregoing, however, shall not preclude the Trustee from having its accounting settled by a court of competent jurisdiction. The Trustee shall be entitled to hold and to commingle the assets of the Trust in one Fund for investment purposes but at the direction of Peet’s prior to a Change in Control, the Trustee shall create one or more sub-accounts.

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Section 9. Responsibility of the Trustee

(a)	The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Peet’s that is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by Peet’s. In the event of a dispute between Peet’s and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute, subject, however to Section 2(c).

(b)	Peet’s hereby indemnifies the Trustee against losses, liabilities, claims, costs and expenses in connection with the administration of the Trust, unless resulting from the gross negligence, willful misconduct of Trustee, or the Trustee’s violation of applicable law. To the extent Peet’s fails to make any payment on account of an indemnity provided in this Section 9(b), in a reasonably timely manner, the Trustee may obtain payment from the Trust. If the Trustee undertakes or defends any litigation arising in connection with this Trust or to protect a Participant’s rights under the Plan, Peet’s agrees to indemnify the Trustee against the Trustee’s costs, reasonable expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If Peet’s does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

(c)	Prior to a Change in Control, the Trustee may consult with legal counsel (who may also be counsel for Peet’s generally) with respect to any of its duties or obligations hereunder. Following a Change in Control the Trustee may select independent legal counsel and may consult with counsel or other persons with respect to its duties and with respect to the rights of Participants.

(d)	The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder and may rely on any determinations made by such agents and information provided to it by Peet’s.

(e)	The Trustee shall have, without exclusion, all powers conferred on the Trustee by applicable law, unless expressly provided otherwise herein.

(f)	Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

Section 10. Compensation and Expenses of the Trustee

The Trustee’s compensation shall be as agreed in writing from time to time by Peet’s and the Trustee. Peet’s shall pay all administrative expenses and the Trustee’s fees and shall promptly reimburse the Trustee for any fees and expenses of its agents. If not so paid within thirty (30) days of being invoiced, the fees and expenses shall be paid from the Trust.

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Section 11. Resignation and Removal of the Trustee

(a)	Prior to a Change in Control, the Trustee may resign at any time by written notice to Peet’s, which shall be effective sixty (60) days after receipt of such notice unless Peet’s and the Trustee agree otherwise. Following a Change in Control, the Trustee may resign only after the appointment of a successor Trustee.

(b)	The Trustee may be removed by Peet’s on sixty days (60) days’ notice or upon shorter notice accepted by the Trustee prior to a Change in Control. Subsequent to a Change in Control, the Trustee may only be removed by Peet’s with the consent of a Majority of Participants (as defined in Section 14(a)(2).

(c)	If the Trustee resigns within two years after a Change in Control, as defined herein, Peet’s, or if Peet’s fails to act within a reasonable period of time following such resignation, the Trustee shall apply to a court of competent jurisdiction for the appointment of a successor Trustee which satisfies the requirements of Section 12 or for instructions.

(d)	Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within sixty (60) days after receipt of notice of resignation, removal or transfer, unless Peet’s extends the time limit.

(e)	If the Trustee resigns or is removed, a successor shall be appointed by Peet’s, in accordance with Section 12, by the effective date of resignation or removal under Section 11(a) or 11(b). If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 12. Appointment of Successor

(a)	If the Trustee resigns or is removed in accordance with Section 11, Peet’s may appoint, subject to Section 11, any third party national banking association with a market capitalization exceeding $100,000,000 to replace the Trustee upon resignation or removal. The successor Trustee shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust. The former Trustee shall execute any instrument necessary or reasonably requested by Peet’s or the successor Trustee to evidence the transfer.

(b)	The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 8 and 9. The successor Trustee shall not be responsible for and Peet’s shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section 13. Amendment or Termination

(a)	This Trust Agreement may be amended by a written instrument executed by the Trustee and Peet’s, except as otherwise provided in this Section 13. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable.

(b)	Unless the Plan is terminated and benefits paid out in full in connection with a Change in Control, following a Change in Control, the Trust shall not terminate until the date on which Participants have received all of the benefits due to them under the terms and conditions of the Plan.

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(c)	Upon written approval of all Participants entitled to payment of benefits pursuant to the terms of the Plan, Peet’s may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to Peet’s.

(d)	This Trust Agreement may not be amended by Peet’s following a Change in Control without the written consent of a Majority of Participants (as such term is defined in Section 14(a)(2).

Section 14. Change in Control

(a)	For purposes of this Trust Agreement, the following terms shall be defined as set forth below:

(1)	“Change in Control” shall mean (i) a sale of sixty percent (60%) or more of the assets of Peet’s Coffee & Tea, Inc. (the “Company”) or of Peet’s; (ii) a merger or consolidation involving the Company or Peet’s in which the Company or Peet’s is not the surviving corporation and the shareholders of the Company immediately prior to the completion of such transaction hold, directly or indirectly, less than fifty percent (50%) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act of 1934, as amended, (the “Exchange Act”) or comparable successor rules) of the securities of the surviving corporation (excluding any shareholders who possessed a beneficial ownership interest in the surviving corporation prior to the completion of such transaction ); (iii) a reverse merger involving the Company or Peet’s in which the Company or Peet’s, as the case may be, is the surviving corporation but the shares of common stock of the Company or Peet’s (the “Common Stock”) outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and the shareholders of the Company immediately prior to the completion of such transaction hold, directly or indirectly, less than fifty percent (50%) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act or any comparable successor rules) of the surviving entity or, if more than one entity survives the transaction, the controlling entity; (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or an affiliate) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of securities of the Company representing at least fifty percent (50% of the combined voting power entitled to vote in the election of directors; or (v) in the event that the individuals who, as of the Effective Date, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least fifty percent (50%) of said Board. (If the election, or nomination for election, by the Company’s shareholders of any new member of said Board is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of said Board shall be considered a member of the Incumbent Board.) Notwithstanding the foregoing, for the purposes of the Plan, an initial public offering of the securities of the Company (an “IPO”) or any transactions or events constituting part of an IPO shall not be deemed to constitute or in any way effect a Change in Control.

For purposes of this Section 14(a)(1), the Incumbent Board, by a majority vote, shall have the power to determine on the basis of information known to them (a) the number of shares beneficially owned by any person, entity or group; (b) whether there exists an agreement, arrangement or understanding with another as to matters referred to in this Section 14(a)(1); and (c) such other matters with respect to which a determination is necessary under this Section 14(a)(1).

(2)	“Majority of Participants” shall mean Participants whose vested account balance(s) under the Plan exceed 50% of the aggregate liabilities under the Plan.

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(b)	The Incumbent Board shall have the specific authority to determine whether a Change in Control has occurred under the guidance of this Section 14 and shall be required to give the Trustee notice of a Change in Control. The Trustee shall be entitled to rely upon such notice, but if the Trustee receives notice of a Change in Control from another source, the Trustee shall make its own independent determination.

Section 15. Confidentiality

This Trust Agreement and certain information relating to the Trust is “Confidential Information” pursuant to applicable federal and state law, and as such it shall be maintained in confidence and not disclosed, used or duplicated, except as described in this Section 15. If it is necessary for the Trustee to disclose Confidential Information to a third party in order to perform the Trustee’s duties hereunder and Peet’s has authorized the Trustee to do so, the Trustee shall disclose only such Confidential Information as is necessary for such third party to perform its obligations to the Trustee and shall, before such disclosure is made, ensure that said third party understands and agrees to the confidentiality obligations set forth herein. The Trustee and Peet’s shall maintain an appropriate information security program and adequate administrative and physical safeguards to prevent the unauthorized disclosure, misuse, alteration or destruction of Confidential Information, and shall inform the other party as soon as possible of any security breach or other incident involving possible unauthorized disclosure of or access to Confidential Information. Confidential Information shall be returned to the disclosing party upon request. Confidential Information does not include information that is generally known or available to the public or that is not treated as confidential by the disclosing party, provided, however, that this exception shall not apply to any publicly available information to the extent that the disclosure or sharing of the information by one or both parties is subject to any limitation, restriction, consent, or notification requirement under any applicable federal or state information privacy law or regulation. If the receiving party is required by law, according to the advice of competent counsel, to disclose Confidential Information, the receiving party may do so without breaching this Section 15, but shall first, if feasible and legally permissible, provide the disclosing party with prompt notice of such pending disclosure so that the disclosing party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 15.

Section 16. Miscellaneous

(a)	Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b)	Peet’s hereby represents and warrants that the Plan has been established, maintained and administered in accordance with all applicable laws, including, without limitation, ERISA. Peet’s hereby indemnifies and agrees to hold the Trustee harmless from all liabilities, including attorney’s fees, relating to or arising out of the establishment, maintenance and administration of the Plan. To the extent Peet’s does not pay any of such liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

(c)	Benefits payable to Participants under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(d)	This Trust Agreement shall be governed by and construed in accordance with the laws of California, without regard to its principles of conflicts of laws.

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IN WITNESS WHEREOF, this Trust Agreement has been executed on behalf of the parties hereto effective as of the day and year first above written.

PEET’S OPERATING COMPANY, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION, as TRUSTEE

By:	/s/ Tom Cawley	By:	/s/ Alan Frazier

Its:	CFO	Its:	Senior Vice President

ATTEST:		ATTEST:

By:	/s/ Laila Tarraf	By:	/s/ Michael Chadzutko

Its:	VP HR	Its:	Vice President

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NONQUALIFIED
SUPPLEMENTAL DEFERRED COMPENSATION PLAN
- PLAN DOCUMENT -

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NONQUALIFIED
SUPPLEMENTAL DEFERRED COMPENSATION PLAN
- PLAN DOCUMENT -

SECTION 1 Introduction

1.1	Adoption of Plan and Purpose

This Plan is an unfunded, nonqualified deferred compensation plan. With the consent of the Employer (as defined in subsection 2.16) the plan may be adopted by executing the Adoption Agreement (as defined in subsection 2.3) in the form attached hereto. The Plan contains certain variable features which the Employer has specified in the Adoption Agreement. Only those variable features specified by the Employer in the Adoption Agreement will be applicable to the Employer.

The purpose of the Plan is to provide certain supplemental benefits under the Plan to a select group of management or highly compensated Employees of the Employer (in accordance with Sections 201, 301 and 401 of ERISA), Members of the Board(s) of the Employer, or Other Service Providers to the Employer (as defined below), and to allow such Employees, Board Members or Other Service Providers the opportunity to defer a portion of their salaries, bonuses and other compensation, subject to the terms of the Plan. Participants (and their Beneficiaries) shall have only those rights to payments as set forth in the Plan and shall be considered general, unsecured creditors of the Employer with respect to any such rights. The Plan is designed to comply with the American Jobs Creation Act of 2004 (the “Jobs Act”) and Code Section 409A. It is intended that the Plan be interpreted according to a good faith interpretation of the Jobs Act and Code Section 409A, and consistent with published IRS guidance, including proposed and final IRS regulations under Code Section 409A. Treatment of amounts in the Plan under any transition rules provided under all IRS and other guidance in connection with the Jobs Act or Code Section 409A shall be expressly authorized hereunder in accordance with procedures developed by the Administrator. In the event of any inconsistency between the terms of the Plan and the Jobs Act or Code Section 409A (and regulations thereunder), the terms of the Jobs Act and Code Section 409A (and the regulations thereunder) shall control. The Plan is intended to constitute an account balance plan (as defined in IRS Notice 2005-1, Q&A-9).

By becoming a Participant and making deferrals under this Plan, each Participant agrees to be bound by the provisions of the Plan and the determinations of the Employer and the Administrator hereunder.

1.2	Adoption of the Plan

The Employer may adopt the Plan by completing and signing the Adoption Agreement in the form attached hereto.

1.3	Plan Year

The Plan is administered on the basis of a Plan Year, as defined in subsection 2.27.

1.4	Plan Administration

The plan shall be administered by a plan administrator (the “Administrator,” as that term is defined in Section 3(16)(A) of ERISA) designated by the Employer in the Adoption Agreement. The Administrator has full discretionary authority to construe and interpret the provisions of the Plan and make factual determinations thereunder, including the power to determine the rights or eligibility of employees or participants and any other persons, and the amounts of their benefits under the plan, and to remedy ambiguities, inconsistencies or omissions, and such determinations shall be binding on all parties. The Administrator from time to time may adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Plan and as are consistent with the terms of the Plan. The administrator may delegate all or any part of its powers, rights, and duties under the Plan to such person or persons as it may deem advisable, and may engage agents to provide certain administrative services with respect to the Plan. Any notice or document relating to the Plan which is to be filed with the Administrator may be delivered, or mailed by registered or certified mail, postage pre-paid, to the Administrator, or to any designated representative of the Administrator, in care of the Employer, at its principal office.

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SECTION 2 Definitions

2.1	Account

“Account” means all notional accounts and subaccounts maintained for a Participant in order to reflect his interest under the Plan, as described in Section 6.

2.2	Administrator

“Administrator” means the individual or individuals (if any) delegated authority by the Employer to administer the Plan, as defined in subsection 1.4.

2.3	Adoption Agreement

“Adoption Agreement” shall mean the form executed by the Employer and attached hereto, which Agreement shall constitute a part of the Plan.

2.4	Beneficiary

“Beneficiary” means the person or persons to whom a deceased Participant’s benefits are payable under subsection 9.5.

2.5	Board

“Board” means the Board of Directors of the Employer (if applicable), as from time to time constituted.

2.6	Board Member

“Board Member” means a member of the Board.

2.7	Bonus

“Bonus” (also referred to herein as a “Non-Performance-Based Bonus) means an award of cash that is not a Performance-Based Bonus (as defined in subsection 2.25) that is payable to an Employee (or Board Member or Other Service Provider, as applicable) in a given year, with respect to the immediately preceding Bonus performance period, which may or may not be contingent upon the achievement of specified performance goals.

2.8	Code

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing, or superseding such section.

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2.9	Compensation

“Compensation” shall mean the amount of a Participant’s remuneration from the Employer designated in the Adoption Agreement. Notwithstanding the foregoing, the Compensation of an Other Service Provider (as defined in subsection 2.22) shall mean his remuneration from the Employer pursuant to an agreement to provide services to the Employer. With respect to any Participant who is a Member of the Board (if applicable), “Compensation” means all cash remuneration which, absent a deferral election under the Plan, would have otherwise been received by the Board Member in the taxable year, payable to the Board Member for service on the Board and on Board committees, including any cash payable for attendance at Board meetings and Board committee meetings, but not including any amounts constituting reimbursements of expenses to Board Members. To the extent the Employer has designated “401(k) Refunds” in the Adoption Agreement (and to the extent elected by the Participant), an amount equal to the Participant’s “401(k) Refund” shall be deferred from the Participant’s Compensation otherwise payable to the Participant in the next subsequent Compensation pay period (or such later pay period as the Administrator determines shall be administratively feasible), and shall be credited to the Participant’s Compensation Deferral Account in accordance with subsection 4.1. For purposes of this subsection, “401(k) Refund” means any amount distributed to the applicable Participant from the Employer’s qualified retirement plan intended to comply with Section 401(k) of the Code that is in excess of the maximum deferral for the prior calendar year allowable under such qualified retirement plan. Notwithstanding the foregoing, the definition of compensation for purposes of determining key employees under subsection 9.3 of the Plan shall be determined solely in accordance with subsection 9.3. To the extent not otherwise designated by the Employer in a separate document forming part of the Plan, Compensation payable after December 31 of a given year solely for services performed during the Employer’s final payroll period containing December 31, is treated as Compensation payable for services performed in the subsequent year in which the non-deferred portion of the payroll payment is actually made.

2.10	Compensation Deferrals

“Compensation Deferrals” means the amounts credited to a Participant’s Compensation Deferral Account pursuant to the Participant’s election made in accordance with subsection 4.1.

2.11	Deferral Election

“Deferral Election” means an election by a Participant to make Compensation Deferrals or Performance-Based Bonus Deferrals in accordance with Section 4.

2.12	Disability

“Disability” for purposes of this Plan shall mean the occurrence of an event as a result of which the Participant is considered disabled, as designated by the Employer in the Adoption Agreement.

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2.13	Effective Date

“Effective Date” means the Effective Date of the Plan, as indicated in the Adoption Agreement.

2.14	Eligible Individual

“Eligible Individual” means each Board Member, Other Service Provider, or Employee of an Employer who satisfies the eligibility requirements set forth in the Adoption Agreement, for the period during which he is determined by the Employer to satisfy such requirements.

2.15	Employee

“Employee” means a person who is employed by an Employer and is treated and/or classified by the Employer as a common law employee for purposes of wage withholding for Federal income taxes. If a person is not considered to be an Employee of the Employer in accordance with the preceding sentence, a subsequent determination by the Employer, any governmental agency, or a court that the person is a common law employee of the Employer, even if such determination is applicable to prior years, will not have a retroactive effect for purposes of eligibility to participate in the Plan.

2.16	Employer

“Employer” means the business entity designated in the Adoption Agreement, and its successors and assigns unless otherwise herein provided, or any other corporation or business organization which, with the consent of the Employer, or its successors or assigns, assumes the Employer’s obligations hereunder, and any affiliate or subsidiary of the Employer, as defined in Subsections 414(b) and (c) of the Code, or other corporation or business organization that has adopted the Plan on behalf of its Eligible Individuals with the consent of the Employer.

2.17	Employer Contributions

“Employer Contributions” means the amounts other than Matching Contributions that are credited to a Participant’s Employer Contributions Account under the Plan by the Employer in accordance with subsection 4.4.

2.18	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing, or superseding such section.

2.19	Fiscal Year Compensation

“Fiscal Year Compensation” means Compensation relating to a period of service coextensive with one or more consecutive non-calendar-year fiscal years of the Employer, where no amount of such Compensation is paid or payable during the service period. For example, a Bonus based upon a service period of two consecutive fiscal years payable after the completion of the second fiscal year would be “Fiscal Year Compensation,” but periodic salary payments or Bonuses based on service periods other than the Employer’s fiscal year would not be Fiscal Year Compensation.

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2.20	Investment Funds

“Investment Funds” means the notional funds or other investment vehicles designated pursuant to subsection 5.1.

2.21	Matching Contributions

“Matching Contributions” means the amounts credited to a Participant’s Employer Contribution Account under the Plan by the Employer that are based on the amount of Participant Deferrals made by the Participant under the Plan, or that are based upon such other formula as designated by the Employer in the Adoption Agreement, in accordance with subsection 4.3.

2.22	Other Service Providers

“Other Service Providers” shall mean independent contractors, consultants, or other similar providers of services to the Employer, other than Employees and Board Members. To the extent that an Other Service Provider is unrelated to the Employer, as described in Code Section 409A and other applicable regulations, guidance, etc. thereunder, the provisions of such guidance shall not apply. To the extent that an Other Service Provider uses an accrual method of accounting for a given taxable year, amounts deferred under the Plan in such taxable year shall not be subject to Code Section 409A and other applicable guidance thereunder, notwithstanding any provision of the Plan to the contrary.

2.23	Participant

“Participant” means an Eligible Individual who meets the requirements of Section 3 and elects to make Compensation Deferrals pursuant to Section 4, or who receives Employer Contributions or Matching Contributions pursuant to subsection 4.3 or 4.4. A Participant shall cease being a Participant in accordance with subsection 3.2 herein.

2.24	Participant Deferrals

“Participant Deferrals” means all amounts deferred by a Participant under this Plan, including Participant Compensation Deferrals and Participant Performance-Based Bonus Deferrals.

2.25	Performance-Based Bonus

“Performance-Based Bonus” generally means Compensation where the amount of, or entitlement to, the compensation is contingent on the satisfaction of previously established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months in which the Eligible Individual performs services, pursuant to rules described in Treasury Regulation Section 1.409A-1(e).

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2.26	Performance-Based Bonus Deferrals

“Performance-Based Bonus Deferrals” means the amounts credited to a Participant’s Compensation Deferral Account from the Participant’s Performance-Based Bonus pursuant to the Participant’s election made in accordance with subsection 4.2.

2.27	Plan Year

“Plan Year” means each 12-month period specified in the Adoption Agreement, on the basis of which the Plan is administered.

2.28	Retirement

“Retirement” for purposes of this Plan means the Participant’s Termination Date, as defined in subsection 2.30, after attaining any age and/or service minimums with respect to Retirement or Early Retirement as designated by the Employer in the Adoption Agreement.

2.29	Spouse

“Spouse” means the person to whom a Participant is legally married under applicable state law at the earlier of the date of the Participant’s death or the date payment of the Participant’s benefits commenced and who is living on the date of the Participant’s death.

2.30	Termination Date

“Termination Date” means (i) with respect to an Employee Participant, the Participant’s separation from service (within the meaning of Section 409A of the Code and the regulations, notices and other guidance thereunder, including death or Disability) with the Employer, and any subsidiary or affiliate of the Employer as defined in Sections 414(b) and (c) of the Code; (ii) with respect to a Board Member Participant, the Participant’s resignation or removal from the Board (for any reason, including death or Disability); and (iii) with respect to any Other Service Provider, the expiration of all agreements to provide services to the Employer (for any reason, including death or Disability). The date that an Employee’s, Board Member’s, or Other Service Provider’s performance of services for all the Employers is reduced to a level less than 20% of the average level of services performed in the preceding 36-month period, shall be considered a Termination Date, and the performance of services at a level of 50% or more of the average level of services performed in the preceding 36-month period shall not be considered a Termination Date, based on the parties’ reasonable expectations as of the applicable date. If a Participant is both a Board Member Participant and an Employee Participant, “Termination Date” means the date the Participant satisfies both criteria (i) and (ii) above.

2.31	Valuation Date

“Valuation Date” means the last day of each Plan Year and any other date that the Employer, in its sole discretion, designates as a Valuation Date, as of which the value of an Investment Fund is adjusted for notional deferrals, contributions, distributions, gains, losses, or expenses.

2.32	Other Definitions

Other defined terms used in the Plan shall have the meanings given such terms elsewhere in the Plan.

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SECTION 3 Eligibility and Participation

3.1	Eligibility

Each Eligible Individual on the Effective Date of the Plan shall be eligible to become a Participant by properly making a Deferral Election on a timely basis as described in Section 4, or, if applicable and eligible as designated by the Employer in the Adoption Agreement, by receiving a Matching Contribution or other Employer Contribution under the Plan. Each other Eligible Individual may become a Participant by making a Deferral Election on a timely basis as described in Section 4 or, if applicable and eligible as designated by the Employer in the Adoption Agreement, by receiving a Matching Contribution or other Employer Contribution under the Plan. Each Eligible Individual’s decision to become a Participant by making a Deferral Election shall be entirely voluntary. The Employer may require the Participant to complete any necessary forms or other information as it deems necessary or advisable prior to permitting the Eligible Individual to commence participation in the Plan.

3.2	Cessation of Participation

If a Termination Date occurs with respect to a Participant, or if a Participant otherwise ceases to be an Eligible Individual, no further Compensation Deferrals, Performance-Based Bonus Deferrals, Matching Contributions or other Employer Contributions shall be credited to the Participant’s Accounts after the Participant’s Termination Date or date the Participant ceases to be eligible (or as soon as administratively feasible after the date the Participant ceases to be eligible), unless he is again determined to be an Eligible Individual, but the balance credited to his Accounts shall continue to be adjusted for notional investment gains and losses under the terms of the Plan and shall be distributed to him at the time and manner set forth in Section 9. An Employee, Board Member or Other Service Provider shall cease to be a Participant after his Termination Date or other loss of eligibility as soon as his entire Account balance has been distributed.

3.3	Eligibility for Matching or Employer Contributions

An Employee Participant who has satisfied the requirements necessary to become an Eligible Individual with respect to Matching Contributions as specified in the Adoption Agreement, and who has made a Compensation Deferral election pursuant to subsection 4.1 herein or who has satisfied such other criteria as specified in the Adoption Agreement, shall be eligible to receive Matching Contributions described in subsection 4.3. An Employee Participant who has satisfied the requirements necessary to become an Eligible Individual with respect to Employer Contributions other than Matching Contributions as specified in the Adoption Agreement, shall be eligible to receive Employer Contributions described in subsection 4.4.

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SECTION 4 Deferrals and Contributions

4.1	Compensation Deferrals Other Than Performance-Based Bonus Deferrals

Each Plan Year, an Eligible Individual may elect to defer receipt of no less than the minimum and no greater than the maximum percentage or amount selected by the Employer in the Adoption Agreement with respect to each type of Compensation (other than Performance-Based Bonuses) earned with respect to pay periods beginning on and after the effective date of the election; provided, however, that Compensation earned prior to the date the Participant satisfies the eligibility requirements of Section 3 shall not be eligible for deferral under this Plan. Except as otherwise provided in this subsection, a Participant’s Deferral Election for a Plan Year under this subsection must be made not later than December 31 of the preceding Plan Year (or such earlier date as determined by the Administrator) with respect to Compensation (other than Performance-Based Bonuses) earned in pay periods beginning on or after the following January 1 in accordance with rules established by the Administrator.

An Employee, Board Member or Other Service Provider who first becomes an Eligible Individual during a Plan Year (by virtue of a promotion, Compensation increase, commencement of employment with the Employer, commencement of Board service, execution of an agreement to provide services to an Employer, or any other reason) shall be provided enrollment documents (including Deferral Election forms) as soon as administratively feasible following such initial notification of eligibility. Such Eligible Individual must make his Deferral Elections within 30 days after first becoming an Eligible Individual, with respect to his Compensation (other than Performance-Based Bonuses) earned on or after the effective date of the Deferral Election (provided, however, that if such Eligible Individual is participating in any other account balance plan maintained by the Employer or any member of the Employer’s “controlled group” (as defined in subsections 414(b) and (c) of the Code), such Eligible Individual must make his Compensation Deferral Election no later than December 31 of the preceding Plan Year (or such earlier date as determined by the Administrator), or he may not elect to make Compensation Deferrals for that initial Plan Year). If an Eligible Individual does not elect to make Compensation Deferrals during that initial 30-day period, he may not later elect to make Compensation Deferrals for that year under this subsection. In the event that an Eligible Individual first becomes eligible during a Plan Year with respect to which Fiscal Year Compensation is payable, such Eligible Individual must make his Fiscal Year Compensation Deferral Election on or before the end of the fiscal year of the Employer immediately preceding the first fiscal year in which any services are performed for which the Fiscal Year Compensation is payable.

In the case of an Employee, Board Member or Other Service Provider who is rehired (or who recommences Board Service or recommences providing services to an Employer as an Other Service Provider) after having previously been an Eligible Individual, the phrase “first becomes an Eligible Individual” in the first sentence of the preceding paragraph shall be interpreted to apply only where the Eligible Individual either (i) previously received payment of his total Account balances under the Plan, or (ii) did not previously receive payment of his total Account balances under the Plan, but is rehired (or recommences Board Service or recommences providing services to an Employer as an Other Service Provider) at least 24 months after his last day as a previously Eligible Individual prior to again becoming such an Eligible Individual. In all other cases such rehired Employee, Board Member or Other Service Provider may not elect to make Compensation Deferrals until the next date determined by the Administrator with respect to Compensation earned after the following January 1. Similarly, in the case of an Employee who recommences status as an Eligible Individual for any other reason after having previously lost his status as an Eligible Individual (due to Compensation fluctuations, transfer from an ineligible location or job classification, or otherwise), the phrase “first becomes an Eligible Individual” shall be interpreted to apply only where the Eligible Individual either: (i) previously received payment of his total Account balances under the Plan, or (ii) did not previously receive payment of his total Account balances under the Plan, but regains his status as an Eligible Individual at least 24 months after his last day as a previously Eligible Individual prior to again becoming such an Eligible Individual. In all other cases such Re-Eligible Participant may not elect to make Compensation Deferrals until the next date determined by the Administrator with respect to Compensation earned after the following January 1.

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An election to make Compensation Deferrals under this subsection 4.1 shall remain in effect through the last pay period commencing in the calendar year to which the election applies (except as provided in subsection 4.5), shall apply with respect to the applicable type of Compensation (other than Performance-Based Bonuses) to which the Deferral Election relates earned for pay periods commencing in the applicable calendar year to which the election applies while the Participant remains an Eligible Individual, and shall be irrevocable (provided, however, that a Participant making a Deferral Election under this subsection may change his election at any time prior to December 31 of the year preceding the year for which the Deferral Election is applicable, subject to rules established by the Administrator). If a Participant fails to make a Compensation Deferral election for a given Plan Year, such Participant’s Compensation Deferral Election for that Plan Year shall be deemed to be zero; provided, however, that if the Employer has elected in the Adoption Agreement that a Participant’s Compensation Deferral Election shall be “evergreen”, then such Participant’s Compensation Deferral Election shall be deemed to be identical to the most recent applicable Deferral Election on file with the Administrator with respect to the applicable type of Compensation; provided, however, that no In-Service Distribution shall be applicable to any amounts deferred in a year in which the Participant fails to make an affirmative election, and payment of such amounts for such year shall be made in accordance with his most recent election on file with the Administrator (if no election is on file, then such amounts shall be paid to him in a single lump sum).

Compensation Deferrals shall be credited to the Participant’s Compensation Deferral Account as soon as administratively feasible after such amounts would have been payable to the Participant.

4.2	Performance-Based Bonus Deferrals

Each Plan Year, an Eligible Individual may elect to defer receipt of no less than the minimum and no greater than the maximum percentage or amount selected by the Employer in the Adoption Agreement with respect to Performance-Based Bonuses earned with respect to the performance period for which the Performance-Based Bonus is earned; provided, however, that the Eligible Individual performed services continuously from a date no later than the date upon which the performance criteria are established through a date no earlier than the date upon which the Eligible Individual makes a Performance-Based Bonus Deferral Election; and further provided that in no event may an election to defer Performance-Based Bonuses be made after such Bonuses have become readily ascertainable. Except as otherwise provided in this subsection, a Participant’s Performance-Based Bonus Deferral Election under this subsection must be made not later than six months (or such earlier date as determined by the Administrator) prior to the end of the performance period.

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An Employee, Board Member or Other Service Provider who first becomes an Eligible Individual during a Plan Year (by virtue of a promotion, Compensation increase, commencement of employment with the Employer, commencement of Board service, execution of an agreement to provide services to an Employer, or any other reason) shall be provided enrollment documents (including Deferral Election forms) as soon as administratively feasible following such initial notification of eligibility. Such Eligible Individual must make his Performance-Based Bonus Deferral Election within 30 days after first becoming an Eligible Individual (provided, however, that if such Eligible Individual is participating in any other account balance plan maintained by the Employer or any member of the Employer’s “controlled group” (as defined in subsections 414(b) and (c) of the Code), such Eligible Individual must make his Performance-Based Bonus Deferral Election no later than six months (or such earlier date as determined by the Administrator) prior to the end of the performance period, or he may not elect to make Performance-Based Bonus Deferrals for such initial Plan Year. In the case of a Deferral Election in the first year of eligibility that is made after the beginning of the Performance-Based Bonus performance period, the Deferral Election will apply to the portion of the Performance-Based Bonus equal to the total amount of the Performance-Based Bonus for the performance period multiplied by the ratio of the number of days remaining in the performance period after the effective date of the Deferral Election over the total number of days in the Performance Period. If an Eligible Individual does not elect to make a Performance-Based Bonus Deferral during that initial 30-day period, he may not later elect to make a Performance-Based Bonus Deferral for that performance period under this subsection. Rules relating to the timing of elections to make a Performance-Based Bonus Deferral with respect to an Employee, Board Member or Other Service Provider who becomes an Eligible Individual (due to rehire or other similar event) after having previously been an Eligible Individual shall be applied in a manner similar to rules described applicable to rehired and other Re-Eligible Participants in subsection 4.1 above.

An election to make Performance-Based Bonus Deferrals under this subsection 4.2 shall remain in effect through the end of the performance period to which the election applies (except as provided in subsection 4.5), and shall be irrevocable (provided, however, that a Participant making a Performance-Based Bonus Deferral Election under this subsection may change his election at any time prior to the first day of the six-month period ending on the last day of the performance period for which the Performance-Based Bonus Deferral Election is applicable, subject to rules established by the Administrator). If a Participant fails to make a Performance-Based Bonus Deferral Election for a given performance period, such Participant’s Performance-Based Bonus Deferral Election for that performance period shall be deemed to be zero; provided, however, that if the Employer has elected in the Adoption Agreement that a Participant’s Performance-Based Deferral Election shall be “evergreen”, then such Participant’s Performance-Based Bonus Deferral Election shall be deemed to be identical to the most recent applicable Performance-Based Bonus Deferral Election on file with the Administrator; provided, however, that no In-Service Distribution shall be applicable to any amounts deferred in a year in which the Participant fails to make an affirmative election, and payment of such amounts for such year shall be made in accordance with his most recent election on file with the Administrator (if no election is on file, then such amounts shall be paid to him in a single lump sum).

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Performance-Based Bonus Deferrals shall be credited to the Participant’s Compensation Deferral Account as soon as administratively feasible after such amounts would have been payable to the Participant.

4.3	Matching Contributions

Matching Contributions shall be determined in accordance with the formula specified in the Adoption Agreement, and shall be credited to the Employer Contribution Accounts of Participants who have satisfied the eligibility requirements for Matching Contributions specified in the Adoption Agreement. Matching Contributions under this Plan shall be credited to such Participants’ Employer Contribution Accounts as soon as administratively feasible after the Applicable Period selected in the Adoption Agreement, but only with respect to Participants eligible to receive such Matching Contributions as described in the Adoption Agreement.

4.4	Other Employer Contributions

Employer Contributions other than Matching Contributions shall be discretionary from year to year, and shall be credited to the Employer Contribution Accounts of Participants who have satisfied the eligibility requirements for Employer Contributions, all as determined by the Employer and documented in writing, and such writings will form part of the Plan, as specified in the Adoption Agreement. Employer Contributions under this Plan shall be credited to such Participants’ Employer Contributions Accounts as soon as administratively feasible.

4.5	No Election Changes During Plan Year

A Participant shall not be permitted to change or revoke his Deferral Elections (except as otherwise described in subsections 4.1 and 4.2), except that, if a Participant’s status changes such that he becomes ineligible for the Plan, the Participant’s Deferrals under the Plan shall cease as described in subsection 3.2. Notwithstanding the foregoing, in the event the Employer maintains a qualified plan designed to comply with the requirements of Code Section 401(k) that requires the cessation of all deferrals in the event of a hardship withdrawal under such plan, the Participant’s Deferrals under this Plan shall cease as soon as administratively feasible upon notification to the Administrator that the participant has taken such a hardship withdrawal. Notwithstanding the foregoing, if the Employer has elected in the Adoption Agreement to permit Unforeseeable Emergency Withdrawals pursuant to subsection 9.8, the Participant’s Deferrals under this Plan shall cease as soon as administratively feasible upon approval by the Administrator of a Participant’s properly submitted request for an Unforeseeable Emergency Withdrawal under subsection 9.8.

4.6	Crediting of Deferrals

The amount of deferrals pursuant to subsections 4.1 and 4.2 shall be credited to the Participant’s Accounts as of a date determined to be administratively feasible by the Administrator.

4.7	Reduction of Deferrals or Contributions

Any Participant Deferrals or Employer Contributions to be credited to a Participant’s Account under this Section may be reduced by an amount equal to the Federal or state income, payroll, or other taxes required to be withheld on such deferrals or contributions or to satisfy any necessary employee welfare plan contributions. A Participant shall be entitled only to the net amount of such deferral or contribution (as adjusted from time to time pursuant to the terms of the Plan). The Administrator may limit a Participant’s Deferral Election if, as a result of any election, a Participant’s Compensation from the Employer would be insufficient to cover taxes, withholding, and other required deductions applicable to the Participant.

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SECTION 5 Notional Investments

5.1	Investment Funds

The Employer may designate, in its discretion, one or more Investment Funds for the notional investment of Participants’ Accounts. The Employer, in its discretion, may from time to time establish new Investment Funds or eliminate existing Investment Funds. The Investment Funds are for recordkeeping purposes only and do not allow Participants to direct any Employer assets (including, if applicable, the assets of any trust related to the Plan). Each Participant’s Accounts shall be adjusted pursuant to the Participant’s notional investment elections made in accordance with this Section 5, except as otherwise determined by the Employer or Administrator in their sole discretion.

5.2	Investment Fund Elections

The Employer shall have full discretion in the direction of notional investments of Participants’ Accounts under the Plan; provided, however, that if the Employer so elects in the Adoption Agreement, each Participant may elect from among the Investment Funds for the notional investment of such of his Accounts as are permitted under the Adoption Agreement from time to time in accordance with procedures established by the Employer. The Administrator, in its discretion, may adopt (and may modify from time to time) such rules and procedures as it deems necessary or appropriate to implement the notional investment of the Participant’s Accounts. Such procedures may differ among Participants or classes of Participants, as determined by the Employer or the Administrator in its discretion. The Employer or Administrator may limit, delay or restrict the notional investment of certain Participants’ Accounts, or restrict allocation or reallocation into specified notional investment options, in accordance with rules established in order to comply with Employer policy and applicable law, to minimize regulated filings and disclosures, or under any other circumstances in the discretion of the Employer. Any deferred amounts subject to a Participant’s investment election that must be so limited, delayed or restricted under such circumstances may be notionally invested in an Investment Fund designated by the Administrator, or may be credited with earnings at a rate determined by the Administrator, which rate may be zero. A Participant’s notional investment election shall remain in effect until later changed in accordance with the rules of the Administrator. If a Participant does not make a notional investment election, all deferrals by the Participant and contributions on his behalf will be deemed to be notionally invested in the Investment Fund designated by the Employer for such purpose, or, at the Employer’s election, may remain uninvested until such time as the Administrator receives proper direction, or may be credited with earnings at a rate determined by the Administrator or Employer, which rate may be zero.

5.3	Investment Fund Transfers

A Participant may elect that all or a part of his notional interest in an Investment Fund shall be transferred to one or more of the other Investment Funds. A Participant may make such notional Investment Fund transfers in accordance with rules established from time to time by the Employer or the Administrator, and in accordance with subsection 5.2.

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SECTION 6 Accounting

6.1	Individual Accounts

Bookkeeping Accounts shall be maintained under the Plan in the name of each Participant, as applicable, along with any subaccounts under such Accounts deemed necessary or advisable from time to time, including a subaccount for each Plan Year that a Participant’s Deferral Election is in effect. Each such subaccount shall reflect (i) the amount of the Participant’s Deferral during that year, any Matching Contributions or Employer Contributions credited during that year, and the notional gains, losses, expenses, appreciation and depreciation attributable thereto.

Rules and procedures may be established relating to the maintenance, adjustment, and liquidation of Participants’ Accounts, the crediting of deferrals and contributions and the notional gains, losses, expenses, appreciation, and depreciation attributable thereto, as are considered necessary or advisable.

6.2	Adjustment of Accounts

Pursuant to rules established by the Employer, Participants’ Accounts will be adjusted on each Valuation Date, except as provided in Section 9, to reflect the notional value of the various Investment Funds as of such date, including adjustments to reflect any deferrals and contributions, notional transfers between Investment Funds, and notional gains, losses, expenses, appreciation, or depreciation with respect to such Accounts since the previous Valuation Date. The “value” of an Investment Fund at any Valuation Date may be based on the fair market value of the Investment Fund, as determined by the Administrator in its sole discretion.

6.3	Accounting Methods

The accounting methods or formulae to be used under the Plan for purposes of monitoring Participants’ Accounts, including the calculation and crediting of notional gains, losses, expenses, appreciation, or depreciation, shall be determined by the Administrator in its sole discretion. The accounting methods or formulae selected by the Administrator may be revised from time to time.

6.4	Statement of Account

At such times and in such manner as determined by the Administrator, but at least annually, each Participant will be furnished with a statement reflecting the condition of his Accounts.

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SECTION 7 Vesting

A Participant shall be fully vested at all times in his Compensation Deferral Account (if applicable). A Participant shall be vested in his Matching Contributions and/or Employer Contributions (if applicable), in accordance with the vesting schedule elected by the Employer under the Adoption Agreement. Vesting Years of Service shall be determined in accordance with the election made by the Employer in the Adoption Agreement. Amounts in a Participant’s Accounts that are not vested upon the Participant’s Termination Date (“forfeitures”) shall be used to reinstate amounts previously forfeited by other Participants who are subsequently rehired, or shall be returned to the Employer, in the discretion of the Employer or the Administrator.

If a Participant has a Termination Date with the Employer as a result of the Participant’s Misconduct (as defined by the Employer in the Adoption Agreement), or if the Participant engages in Competition with the Employer (as defined by the Employer in the Adoption Agreement), and the Employer has so elected in the Adoption Agreement, the Participant shall forfeit all amounts allocated to his or her Matching Contribution Account and/or Employer Contribution Accounts (if applicable). Such forfeitures shall be returned to the Employer.

Neither the Administrator nor the Employer in any way guarantee the Participant’s Account balance from loss or depreciation. Notwithstanding any provision of the Plan to the contrary, the Participant’s Account balance is subject to Section 8.

Vesting Years of Service in the event of the rehire of a Participant shall be reinstated, and amounts previously forfeited by such Participants shall be reinstated from forfeitures made by other Participants, or shall be reinstated by the Employer.

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SECTION 8 Funding

No Participant or other person shall acquire by reason of the Plan any right in or title to any assets, funds, or property of the Employer whatsoever, including, without limiting the generality of the foregoing, any specific funds, assets, or other property of the Employer. Benefits under the Plan are unfunded and unsecured. A Participant shall have only an unfunded, unsecured right to the amounts, if any, payable hereunder to that Participant. The Employer’s obligations under this Plan are not secured or funded in any manner, even if the Employer elects to establish a trust with respect to the Plan. Even though benefits provided under the Plan are not funded, the Employer may establish a trust to assist in the payment of benefits. All investments under this Plan are notional and do not obligate the Employer (or its delegates) to invest the assets of the Employer or of any such trust in a similar manner.

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SECTION 9 Distribution of Accounts

9.1	Distribution of Accounts

With respect to any Participant who has a Termination Date that precedes his Retirement date, an amount equal to the Participant’s vested Account balances shall be distributed to the Participant (or, in the case of the Participant’s death, to the Participant’s Beneficiary), in the form of a single lump sum payment, or, if subsection 9.2 applies, in the form of installment payments as designated by the Employer in the Adoption Agreement. Subject to subsection 9.3 hereof, distribution of a Participant’s Accounts shall be made within the 90-day period following the Participant’s Termination Date (provided, however, that if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant, the payment will be made as soon as administratively practicable for the Administrator to make such payment). Notwithstanding any provision of the Plan to the contrary, for purposes of this subsection, a Participant’s Accounts shall be valued as of a Valuation Date as soon as administratively feasible preceding the date such distribution is made, in accordance with rules established by the Administrator. A Participant’s Accounts may be offset by any amounts owed by the Participant to the Employer, but such offset shall not occur in excess of or prior to the date distribution of the amount would otherwise be made to the Participant.

Notwithstanding the foregoing, to the extent designated by the Employer in the Adoption Agreement, a Participant may elect, in accordance with this subsection, a distribution date for his Compensation Deferral Accounts that is prior to his Termination Date (an “In-Service Distribution”). A Participant’s election of an In-Service Distribution date must: (i) be made at the time of his Deferral Election for a Plan Year; and (ii) apply only to amounts deferred pursuant to that election, and any earnings, gains, losses, appreciation, and depreciation credited thereto or debited therefrom with respect to such amounts. To the extent permitted by the Employer, a Participant may elect an In-Service Distribution date with respect to Performance-Based Bonus Deferrals that is separate from an In-Service Distribution date with respect to Compensation Deferrals other than Performance-Based Bonus Deferrals for the same year, provided that the applicable In-Service Distribution date may not be earlier than the number of years designated by the Employer in the Adoption Agreement following the year in which the applicable Compensation would have been paid absent the deferral, or as further determined or limited in accordance with rules established by the Administrator. Payments made pursuant to an In-Service Distribution election shall be made in a lump sum as soon as administratively feasible following January 1 of the calendar year in which the payment was elected to be made, but in no event later than the end of the calendar year in which the payment was elected to be made (provided, however, that if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant, the payment will be made as soon as administratively practicable for the Administrator to make such payment). For purposes of such payment, the value of the Participant’s Accounts for the applicable Plan Year shall be determined as of a Valuation Date preceding the date that such distribution is made, in accordance with rules established by the Administrator. In the event a Participant’s Termination Date occurs (or, if elected by the Employer in the Adoption Agreement, in the event a Change in Control of the Employer occurs) prior to the date the Participant had previously elected to have an In-Service Distribution payment made to him, such amount shall be paid to the Participant under the rules applicable for payment on Termination of Employment in accordance with this subsection 9.1 and subsection 9.2. No In-Service Distribution shall be applicable to any amounts deferred in a year in which the Participant fails to make an affirmative election, and payment of such amounts for such year shall be made in accordance with his most recent election on file with the Administrator (if no election is on file, then such amounts shall be paid to him in a single lump sum).

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To the extent elected by the Employer in the Adoption Agreement, Participants whose Termination Date has not yet occurred may elect to defer payment of any In-Service Distribution, provided that such election is made in accordance with procedures established by the Administrator, and further provided that any such election must be made no later than 12 calendar months prior to the originally elected In-Service Distribution Date. Participants may elect any deferred payment date, but such date must be no fewer than five years from the original In-Service Distribution Date.

9.2	Installment Distributions

To the extent elected by the Employer in the Adoption Agreement, a Participant may elect to receive payments from his Accounts in the form of a single lump sum, as described in Section 9.1, or in annual installments over a period elected by the Employer in the Adoption Agreement. To the extent a Participant fails to make an election, the Participant shall be deemed to have elected to receive his distribution for that Plan Year in the form of a single lump sum. To the extent elected by the Employer in the Adoption Agreement, a Participant may make a separate election with respect to his Performance-Based Bonus Deferrals for each year (as adjusted for gains and losses thereon) that provides for a different method of distribution from the method of distribution he elects with respect to his Compensation Deferrals (as adjusted for gains and losses thereon) for that year. The Participant’s Employer Contributions Account attributable to such year, if any (as adjusted for gains and losses thereon), shall be distributed in the same manner as his Compensation Deferral Account for such year.

(a)	Installment Elections. A Participant will be required to make his distribution election prior to the commencement of each calendar year (or, in the event of an election with respect to Performance-Based Bonuses, prior to six months before the end of the applicable performance period), or such earlier date as determined by the Administrator.

(b)	Installment Payments. The first installment payment shall generally be within the 90-day period following the Participant’s Termination Date (provided, however, that if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant, the payment will be made as soon as administratively practicable for the Administrator to make such payment). Succeeding payments shall generally be made by January 1 of each succeeding calendar year, but in no event later than the end of each succeeding calendar year (provided, however, that if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant, the payment will be made as soon as administratively practicable for the Administrator to make such payment). The amount to be distributed in each installment payment shall be determined by dividing the value of the Participant’s Accounts as of a Valuation Date preceding the date of each distribution by the number of installment payments remaining to be made, in accordance with rules established by the Administrator. In the event of the death of the Participant prior to the full payment of his Accounts, payments will continue to be made to his Beneficiary in the same manner and at the same time as would have been payable to the Participant, but substituting the Participant’s date of death for the Participant’s Retirement Date.

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To the extent elected by the Employer in the Adoption Agreement, Participants who have elected payment in installments may make a subsequent election to elect payment of that amount in the form of a lump sum, if payment of installments with respect to that year’s deferrals has not yet commenced. Such election must be made in accordance with procedures established by the Administrator, and any such election must be made no later than 12 calendar months prior to the originally elected payment date of the first installment. The new payment date for the installment with respect to which such election is made must be deferred to the later of: (i) five years from the date such payment would otherwise have been made, or (ii) the last payment date of the last installment with respect to that year’s deferrals. To the extent elected by the Employer in the Adoption Agreement, Participants who have elected payment in installments may make a subsequent election to change the number of such installment payments so long as no acceleration of distribution payments occurs (but no fewer than the minimum number, and not to exceed the maximum number of installments elected by the Employer in the Adoption Agreement), if payment of installments with respect to that year’s Deferral Elections has not yet commenced. Such election must be made in accordance with procedures established by the Administrator, and any such election must be made no later than 12 calendar months prior to the originally elected payment date of the first installment. The new payment date for any installment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made. In the event payment has been elected by the Participant in the form of installments (to the extent elected by the Employer in the Adoption Agreement), each installment payment shall be considered a separately identifiable payment. In the event payment has been elected by the Participant in the form of a lump sum (or in the event payment shall be made to the Participant in the form of a lump sum under the terms of the Plan in the absence of or in lieu of the Participant’s election), then the lump sum form shall be deemed to be a separately identifiable form of payment, and the Participant may make a subsequent deferral election to elect payment of that amount in the form of installments (to the extent elected by the Employer in the Adoption Agreement) in accordance with the procedures described above for changing installment payment elections. Participants will be permitted to make such a change only once with respect to any year’s Deferral Elections.

9.3	Key Employees

Notwithstanding anything herein to the contrary, and subject to Code Section 409A, payment under subsections 9.3 or 9.4 shall not be made or commence as a result of the Participant’s Termination Date to any Participant who is a key employee (defined below) before the date that is not less than six months after the Participant’s Termination Date. For this purpose, a key employee includes a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) during the entire 12-month period determined by the Administrator ending with the annual date upon which key employees are identified by the Administrator, and also including any Employee identified by the Administrator in good faith with respect to any distribution as belonging to the group of identified key employees, to a maximum of 200 such key employees, regardless of whether such Employee is subsequently determined by the Employer, any governmental agency, or a court not to be a key employee. In the event amounts are payable to a key employee in installments in accordance with subsection 9.2, the first installment shall be delayed by six months, with all other installment payments payable as originally scheduled. To the extent not otherwise designated by the Employer in a separate document forming a part of the Plan applicable to all its nonqualified deferred compensation plans, the identification date for determining the Employer’s key employees is each December 31 (and the new key employee list is updated and effective each subsequent April 1). To the extent not otherwise designated by the Employer in a separate document forming a part of the Plan, the definition of compensation used to determine key employee status shall be determined under Treasury Regulation Section 1.415(c)-2(a). This subsection 9.3 is applicable only with respect to companies whose stock is publicly traded on an “established securities market” (as defined in Treasury Regulation Section 1.409A-1(k)), and is not applicable to privately held companies unless and until such companies become publicly traded as defined in the Treasury regulations.

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9.4	Mandatory Cash-Outs of Small Amounts

If the value of a Participant’s total Accounts at his Termination Date (or his death), or at any time thereafter, is equal to or less than such amount as stated in the Adoption Agreement (which amount shall not exceed the limit described in Section 402(g) of the Code from time to time), the Accounts will be paid to the Participant (or, in the event of his death, his Beneficiary) in a single lump sum, notwithstanding any election by the Participant otherwise. Payments made under this subsection 9.4 on account of the Participant’s Termination Date shall be made within the 90-day period following the Participant’s Termination Date (provided, however, that if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant, the payment will be made as soon as administratively practicable for the Administrator to make such payment).

9.5	Designation of Beneficiary

Each Participant from time to time may designate any individual, trust, charity or other person or persons to whom the value of the Participant’s Accounts (plus any applicable Survivor Benefit, if elected by the Employer in the Adoption Agreement) will be paid in the event the Participant dies before receiving the value of all of his Accounts. A Beneficiary designation must be made in the manner required by the Administrator for this purpose. Primary and secondary Beneficiaries are permitted. A married participant designating a Beneficiary other than his Spouse must obtain the consent of his Spouse to such designation (in accordance with rules determined by the Administrator). Payments to the Participant’s Beneficiary(ies) shall be made in accordance with subsection 9.1, 9.2 or 9.4, as applicable, after the Administrator has received proper notification of the Participant’s death.

A Beneficiary designation will be effective only when the Beneficiary designation is filed with the Administrator while the Participant is alive, and a subsequent Beneficiary designation will cancel all of the Participant’s Beneficiary designations previously filed with the Administrator. Any designation or revocation of a Beneficiary shall be effective as only if it is received by the Administrator. Once received, such designation shall be effective as of the date the designation was executed, but without prejudice to the Administrator on account of any payment made before the change is recorded by the Administrator. If a Beneficiary dies before payment of the Participant’s Accounts have been made, the Participant’s Accounts shall be distributed in accordance with the Participant’s Beneficiary designation and pursuant to rules established by the Administrator. If a deceased Participant failed to designate a Beneficiary, or if the designated Beneficiary predeceases the Participant, the value of the Participant’s Accounts shall be payable to the Participant’s Spouse or, if there is none, to the Participant’s estate, or in accordance with such other equitable procedures as determined by the Administrator.

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9.6	Reemployment

If a former Participant is rehired by an Employer, the Employer or any affiliate or subsidiary of the Employer described in Section 414(b) and (c) of the Code, regardless of whether he is rehired as an Eligible Individual (with respect to an Employee Participant), or a former Participant returns to service as a Board member, any payments being made to such Participant hereunder by virtue of his previous Termination Date shall continue to be made to him without regard to such rehire. If a former Participant is rehired by the Employer (with respect to an Employee Participant) or returns to service as a Board member, and in either case any payments to be made to the Participant by virtue of his previous Termination Date have not been made or commenced, any payments being made to such Participant hereunder by virtue of his previous Termination Date shall continue to be made to him without regard to such rehire or return to service. See subsections 4.1 and 4.2 of the Plan for special rules applicable to deferral elections for rehired or Re-Eligible Participants.

9.7	Special Distribution Rules

Except as otherwise provided herein and in Section 12, Account balances of Participants in this Plan shall not be distributed earlier than the applicable date or dates described in this Section 9. Notwithstanding the foregoing, in the case of payments: (i) the deduction for which would be limited or eliminated by the application of Section 162(m) of the Code; (ii) that would violate securities or other applicable laws; (iii) that would violate loan covenants or other contractual terms to which an Employer is a party, where such a violation would result in material harm to an Employer, deferral of such payments may be made by the Employer at the Employer’s discretion. In the case of a payment described in (i) above, the payment must be deferred either to a date in the first year in which the Employer or Administrator reasonably anticipates that a payment of such amount would not result in a limitation of a deduction with respect to the payment of such amount under Section 162(m), or the year in which the Participant’s Termination Date occurs. In the case of a payment described in (ii) or (iii) above, payment will be made in the first calendar year in which the Employer or Administrator reasonably anticipates that the payment would not violate loan or other similar contractual terms, the violation would not result in material harm to an Employer, or the payment would not result in a violation of securities or other applicable laws. Payments intended to pay employment taxes or payments made as a result of income inclusion of an amount in a Participant’s Accounts as a result of a failure to satisfy Section 409A of the Code shall be permitted at the Employer or Administrator’s discretion at any time and to the extent provided in Treasury Regulations under Section 409A of the Code and IRS Notice 2005-1, Q&A-15, and any applicable subsequent guidance. “Employment taxes” shall include Federal Income Contributions Act (FICA) tax imposed under Sections 3101 and 3121(v)(2) of the Code on compensation deferred under the Plan (the “FICA Amount”), the income tax imposed under Section 3401 of the Code on the FICA Amount, and to pay the additional income tax under Section 3401 of the Code attributable to the pyramiding Section 3401 wages and taxes. A distribution may be accelerated as may be necessary to comply with a certificate of the sale of business holdings or part of a company, especially under legal compulsion (as defined in Section 1043(b)(2) of the Code) with respect to certain conflict of interest rules. With respect to a subchapter S corporation, a distribution may be accelerated to avoid a nonallocation year under Code Section 409(p) with respect to a subchapter S corporation in the discretion of the Employer or Administrator, provided that the amount distributed does not exceed 125 percent of the minimum amount of distribution necessary to avoid the occurrence of a nonallocation year, in accordance with Treasury Regulation Section 1.409A-3(j)(4)(x).

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9.8	Distribution on Account of Unforeseeable Emergency

If elected by the Employer in the Adoption Agreement, if a Participant or Beneficiary incurs a severe financial hardship of the type described below, he may request an Unforeseeable Emergency Withdrawal, provided that the withdrawal is necessary in light of severe financial needs of the Participant or Beneficiary. To the extent elected by the Employer in the Adoption Agreement, the ability to apply for an Unforeseeable Emergency Withdrawal may be restricted to Participants whose Termination Date has not yet occurred. Such a withdrawal shall not exceed the amount required (including anticipated taxes on the withdrawal) to meet the severe financial need and not reasonably available from other resources of the Participant (including reimbursement or compensation by insurance, cessation of deferrals under this Plan for the remainder of the Plan Year, and liquidation of the Participant’s assets, to the extent liquidation itself would not cause severe financial hardship). Each such withdrawal election shall be made at such time and in such manner as the Administrator shall determine, and shall be effective in accordance with such rules as the Administrator shall establish and publish from time to time. Severe financial needs are limited to amounts necessary for:

(a)	A sudden unexpected illness or accident incurred by the Participant, his Spouse, or dependents (as defined in Code Section 152(a)).

(b)	Uninsured casualty loss pertaining to property owned by the Participant.

(c)	Other similar extraordinary and unforeseeable circumstances involving an uninsured loss arising from an event outside the control of the Participant.

Withdrawals of amounts under this subsection shall be paid to the Participant in a lump sum as soon as administratively feasible following receipt of the appropriate forms and information required by and acceptable to the Administrator.

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9.9	Distribution Upon Change in Control

In the event of the occurrence of a Change in Control of the Employer or a member of the Employer’s controlled group (as designated by the Employer in the Adoption Agreement, and to the extent certified by the Administrator that a Change in Control has occurred), distributions shall be made to Participants to the extent elected by the Employer in the Adoption Agreement, in the form elected by the Participants as if a Termination Date had occurred with respect to each Participant, or as otherwise specified by the Employer in the Adoption Agreement. The Change in Control shall relate to: (i) the corporation for whom the Participant is performing services at the time of the Change in Control event; (ii) the corporation that is liable for the payment from the Plan to the Participant (or all corporations so liable if more than one corporation is liable); (iii) a corporation that is a majority shareholder of a corporation described in (i) or (ii) above; or (iv) any corporation in a chain of corporations in which each such corporation is a majority shareholder of another corporation in the chain, ending in a corporation described in (i) or (ii) above, as elected by the Employer in the Adoption Agreement. A “majority shareholder” for these purposes is a shareholder owning more than 50% of the total fair market value and total voting power of such corporation. Attribution rules described in section 318(a) of the Code apply to determine stock ownership. Stock underlying an option (whether vested or unvested) is considered owned by the individual who holds the vested (or unvested) option. Notwithstanding the foregoing, if a vested option is exercisable for stock that is not substantially vested (as defined in section 1.83-3(b) and (j) of the Code), the stock underlying the option is not treated as owned by the individual who holds the option. If plan payments are made on account of a Change in Control and are calculated by reference to the value of the Employer’s stock, such payments shall be completed not later than 5 years after the Change in Control event. To the extent designated by the Employer in the Adoption Agreement, the Change in Control shall occur upon the date that: (v) a person or “Group” (as defined in Treasury Regulation Sections 1.409A-3(i)(5)(v)(B) and (vi)(D)) acquires more than 50% of the total fair market value or voting power of stock of the corporation designated in (i) through (iv) above; (vi) a person or Group acquires ownership (“effective control”) of stock of the corporation with at least 30% of the total voting power of the corporation designated in (i) through (iv) above and as further limited by Treasury Regulation Section 1.409A-3(i)(5)(vi)); (vii) a majority of the board of directors of the corporation designated in (i) through (iv) above is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the board as constituted prior to the appointment or election; or (viii) a person or Group acquires assets from the corporation designated in (i) through (iv) above having a total fair market value of at least 40% of the value of all assets of the corporation immediately prior to such acquisition; as designated by the Employer in the Adoption Agreement. For purposes of (vi) above, if any one person, or more than one person acting as a Group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation under (vi) above). An increase in the percentage of stock owned by any one person, or persons acting as a Group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. For purposes of (v) through (viii) above, a Change in Control shall be further limited in accordance with Treasury Regulation Sections 1.409A-3(i)(5)(v), (vi) and (vii). Distributions under this subsection shall be made as soon as administratively feasible following such Change in Control.

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9.10	Supplemental Survivor Death Benefit

A supplemental survivor death benefit shall be paid to the Beneficiary of an eligible Participant who has satisfied the following criteria prior to his death:

(a)	The Participant is eligible to participate in the Plan and, at the time of his death, had a current Account balance (regardless of whether or not the Participant actually was making Compensation Deferrals at the time of his death);

(b)	The Participant was an active Employee with the Employer at the time of his death;

(c)	The Participant completed and submitted an insurance application to the Administrator; and

(d)	The Employer subsequently purchased an insurance policy on the life of the Participant, with a death benefit payable, which policy is in effect at the time of the Participant’s death.

Notwithstanding any provision of this Plan or any other document to the contrary, the supplemental survivor death benefit payable pursuant to this Subsection 9.10 shall be paid only if an insurance policy has been issued on the Participant’s life and such policy is in force at the time of the Participant’s death and the Employer shall have no obligation with respect to the payment of the supplemental survivor death benefit, or to maintain an insurance policy for any Participants.

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SECTION 10 General Provisions

10.1	Interests Not Transferable

The interests of persons entitled to benefits under the Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Code or any state’s income tax act, may not be voluntarily or involuntarily sold, transferred, alienated, assigned, or encumbered; provided, however, that a Participant’s interest in the Plan may be transferable pursuant to a qualified domestic relations order, as defined in Section 414(p) of the Code to the extent designated by the Employer in the Adoption Agreement.

10.2	Employment Rights

The Plan does not constitute a contract of employment, and participation in the Plan shall not give any Employee the right to be retained in the employ of an Employer, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. The Employer expressly reserve the right to discharge any Employee at any time.

10.3	Litigation by Participants or Other Persons

If a legal action begun against the Administrator (or any member or former member thereof), an Employer, or any person or persons to whom an Employer or the Administrator has delegated all or part of its duties hereunder, by or on behalf of any person results adversely to that person, or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the cost to the Administrator (or any member or former member thereof), the Employer or any person or persons to whom the Employer or the Administrator has delegated all or part of its duties hereunder of defending the action shall be charged to the extent permitted by law to the sums, if any, which were involved in the action or were payable to the Participant or other person concerned.

10.4	Indemnification

To the extent permitted by law, the Employer shall indemnify each member of the Administrator committee, and any other employee or member of the Board with duties under the Plan, against losses and expenses (including any amount paid in settlement) reasonably incurred by such person in connection with any claims against such person by reason of such person’s conduct in the performance of duties under the Plan, except in relation to matters as to which such person has acted fraudulently or in bad faith in the performance of duties. Notwithstanding the foregoing, the Employer shall not indemnify any person for any expense incurred through any settlement or compromise of any action unless the Employer consents in writing to the settlement or compromise.

10.5	Evidence

Evidence required of anyone under the Plan may be by certificate, affidavit, document, or other information which the person acting on it considers pertinent and reliable, and signed, made, or presented by the proper party or parties.

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10.6	Waiver of Notice

Any notice required under the Plan may be waived by the person entitled to such notice.

10.7	Controlling Law

Except to the extent superseded by laws of the United States, the laws of the state indicated by the Employer in the Adoption Agreement shall be controlling in all matters relating to the Plan.

10.8	Statutory References

Any reference in the Plan to a Code section or a section of ERISA, or to a section of any other Federal law, shall include any comparable section or sections of any future legislation that amends, supplements, or supersedes that section.

10.9	Severability

In case any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provision had never been set forth in the Plan.

10.10	Action By the Employer or the Administrator

Any action required or permitted to be taken by the Employer under the Plan shall be by resolution of its Board of Directors (which term shall include any similar governing body for any Employer that is not a corporation), by resolution or other action of a duly authorized committee of its Board of Directors, or by action of a person or persons authorized by resolution of its Board of Directors or such committee. Any action required or permitted to be taken by the Administrator under the Plan shall be by resolution or other action of the Administrator or by a person or persons duly authorized by the Administrator.

10.11	Headings and Captions

The headings and captions contained in this Plan are inserted only as a matter of convenience and for reference, and in no way define, limit, enlarge, or describe the scope or intent of the Plan, nor in any way shall affect the construction of any provision of the Plan.

10.12	Gender and Number

Where the context permits, words in the masculine gender shall include the feminine and neuter genders, the singular shall include the plural, and the plural shall include the singular.

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10.13	Examination of Documents

Copies of the Plan and any amendments thereto are on file at the office of the Employer where they may be examined by any Participant or other person entitled to benefits under the Plan during normal business hours.

10.14	Elections

Each election or request required or permitted to be made by a Participant (or a Participant’s Spouse or Beneficiary) shall be made in accordance with the rules and procedures established by the Employer or Administrator and shall be effective as determined by the Administrator. The Administrator’s rules and procedures may address, among other things, the method and timing of any elections or requests required or permitted to be made by a Participant (or a Participant’s Spouse or Beneficiary). All elections under the Plan shall comply with the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended (“USERRA”).

10.15	Manner of Delivery

Each notice or statement provided to a Participant shall be delivered in any manner established by the Administrator and in accordance with applicable law, including, but not limited to, electronic delivery.

10.16	Facility of Payment

When a person entitled to benefits under the Plan is a minor, under legal disability, or is in any way incapacitated so as to be unable to manage his financial affairs, the Administrator may cause the benefits to be paid to such person’s guardian or legal representative. If no guardian or legal representative has been appointed, or if the Administrator so determines in its sole discretion, payment may be made to any person as custodian for such individual under any applicable state law, or to the legal representative of such person for such person’s benefit, or the Administrator may direct the application of such benefits for the benefit of such person. Any payment made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such payment under the Plan.

10.17	Missing Persons

The Employer and the Administrator shall not be required to search for or locate a Participant, Spouse, or Beneficiary. Each Participant, Spouse, and Beneficiary must file with the Administrator, from time to time, in writing the Participant’s, Spouse’s, or Beneficiary’s post office address and each change of post office address. Any communication, statement, or notice addressed to a Participant, Spouse, or Beneficiary at the last post office address filed with the Administrator, or if no address is filed with the Administrator, then in the case of a Participant, at the Participant’s last post office address as shown on the Employer’s records, shall be considered a notification for purposes of the Plan and shall be binding on the Participant and the Participant’s Spouse and Beneficiary for all purposes of the Plan.

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If the Administrator is unable to locate the Participant, Spouse, or Beneficiary to whom a Participant’s Accounts are payable, the Participant’s Accounts shall be frozen as of the date on which distribution would have been completed under the terms of the Plan, and no further notional investment returns shall be credited thereto.

If a Participant whose Accounts were frozen (or his Beneficiary) files a claim for distribution of the Accounts within 7 years after the date the Accounts are frozen, and if the Administrator or Employer determines that such claim is valid, then the frozen balance shall be paid by the Employer to the Participant or Beneficiary in a lump sum cash payment as soon as practicable thereafter. If the Administrator notifies a Participant, Spouse, or Beneficiary of the provisions of this Subsection, and the Participant, Spouse, or Beneficiary fails to claim the Participant’s, Spouse’s, or Beneficiary’s benefits or make such person’s whereabouts known to the Administrator within 7 years after the date the Accounts are frozen, the benefits of the Participant, Spouse, or Beneficiary may be disposed of, to the extent permitted by applicable law, by one or more of the following methods:

(a)	By retaining such benefits in the Plan.

(b)	By paying such benefits to a court of competent jurisdiction for judicial determination of the right thereto.

(c)	By forfeiting such benefits in accordance with procedures established by the Administrator. If a Participant, Spouse, or Beneficiary is subsequently located, such benefits shall be restored (without adjustment) to the Participant, Spouse, or Beneficiary under the Plan.

(d)	By any equitable manner permitted by law under rules adopted by the Administrator.

10.18	Recovery of Benefits

In the event a Participant, Spouse, or Beneficiary receives a benefit payment from the Plan that is in excess of the benefit payment that should have been made to such Participant, Spouse, or Beneficiary, or in the event a person other than a Participant, Spouse, or Beneficiary receives an erroneous payment from the Plan, the Administrator or Employer shall have the right, on behalf of the Plan, to recover the amount of the excess or erroneous payment from the recipient. To the extent permitted under applicable law, the Administrator or Employer may, at its option, deduct the amount of such excess or erroneous payment from any future benefits payable to the applicable Participant, Spouse, or Beneficiary.

10.19	Effect on Other Benefits

Except as otherwise specifically provided under the terms of any other employee benefit plan of the Employer, a Participant’s participation in this Plan shall not affect the benefits provided under such other employee benefit plan.

10.20	Tax and Legal Effects

The Employer, the Administrator, and their representatives and delegates do not in any way guarantee the tax treatment of benefits for any Participant, Spouse, or Beneficiary, and the Employer, the Administrator, and their representatives and delegates do not in any way guarantee or assume any responsibility or liability for the legal, tax, or other implications or effects of the Plan. In the event of any legal, tax, or other change that may affect the Plan, the Employer may, in its sole discretion, take any actions it deems necessary or desirable as a result of such change.

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SECTION 11 The Administrator

11.1	Information Required by Administrator

Each person entitled to benefits under the Plan must file with the Administrator from time to time in writing such person’s mailing address and each change of mailing address. Any communication, statement, or notice addressed to any person at the last address filed with the Administrator will be binding upon such person for all purposes of the Plan. Each person entitled to benefits under the Plan also shall furnish the Administrator with such documents, evidence, data, or information as the Administrator considers necessary or desirable for the purposes of administering the Plan. The Employer shall furnish the Administrator with such data and information as the Administrator may deem necessary or desirable in order to administer the Plan. The records of the Employer as to an Employee’s or Participant’s period of employment or membership on the Board, termination of employment or membership and the reason therefor, leave of absence, reemployment, and Compensation will be conclusive on all persons unless determined to the Administrator’s or Employer’s satisfaction to be incorrect.

11.2	Uniform Application of Rules

The Administrator shall administer the Plan on a reasonable basis. Any rules, procedures, or regulations established by the Administrator shall be applied uniformly to all persons similarly situated.

11.3	Review of Benefit Determinations

Benefits will be paid to Participants and their beneficiaries without the necessity of formal claims. Participants or their beneficiaries, however, may make a written request to the Administrator for any Plan benefits to which they may be entitled. Participants’ written request for Plan benefits will be considered a claim for Plan benefits, and will be subject to a full and fair review. If the claim is wholly or partially denied, the Administrator will furnish the claimant with a written notice of this denial. This written notice will be provided to the claimant within 90 days after the receipt of the claim by the Administrator. If notice of the denial of a claim is not furnished to the claimant in accordance with the above within 90 days, the claim will be deemed denied. The claimant will then be permitted to proceed to the review stage described in the following paragraphs.

Upon the denial of the claim for benefits, the claimant may file a claim for review, in writing, with the Administrator. The claim for review must be filed no later than 60 days after the claimant has received written notification of the denial of the claim for benefits or, if no written denial of the claim was provided, no later than 60 days after the deemed denial of the claim. The claimant may review all pertinent documents relating to the denial of the claim and submit any issues and comments, in writing, to the Administrator. If the claim is denied, the Administrator must provide the claimant with written notice of this denial within 60 days after the Administrator’s receipt of the claimant’s written claim for review. The Administrator’s decision on the claim for review will be communicated to the claimant in writing and will include specific references to the pertinent Plan provisions on which the decision was based. If the Administrator’s decision on review is not furnished to the claimant within the time limitations described above, the claim will be deemed denied on review. If the claim for Plan benefits is finally denied by the Administrator (or deemed denied), then the claimant may bring suit in federal court. The claimant may not commence a suit in a court of law or equity for benefits under the Plan until the Plan’s claim process and appeal rights have been exhausted and the Plan benefits requested in that appeal have been denied in whole or in part. However, the claimant may only bring a suit in court if it is filed within 90 days after the date of the final denial of the claim by the Administrator.

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With respect to claims for benefits payable as a result of a Participant being determined to be disabled, the Administrator will provide the claimant with notice of the status of his claim for disability benefits under the Plan within a reasonable period of time after a complete claim has been filed, but no later than 45 days after receipt of the claim for benefits. The Administrator may request an additional 30-day extension if special circumstances warrant by notifying the claimant of the extension before the expiration of the initial 45-day period. If a decision still cannot be made within this 30-day extension period due to circumstances outside the Plan’s control, the time period may be extended for an additional 30 days, in which case the claimant will be notified before the expiration of the original 30-day extension.

If the claimant has not submitted sufficient information to the Administrator to process his disability benefit claim, he will be notified of the incomplete claim and given 45 days to submit additional information. This will extend the time in which the Administrator has to respond to the claim from the date the notice of insufficient information is sent to the claimant until the date the claimant responds to the request. If the claimant does not submit the requested missing information to the Administrator within 45 days of the date of the request, the claim will be denied.

If a disability benefit claim is denied, the claimant will receive a notice which will include: (i) the specific reasons for the denial, (ii) reference to the specific Plan provisions upon which the decision is based, (iii) a description of any additional information the claimant might be required to provide with an explanation of why it is needed, and (iv) an explanation of the Plan’s claims review and appeal procedures, and (v) a statement regarding the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial on appeal.

The claimant may appeal a denial of a disability benefit claim by filing a written request with the Administrator within 180 days of the claimant’s receipt of the initial denial notice. In connection with the appeal, the claimant may request that the Plan provide him, free of charge, copies of all documents, records and other information relevant to the claim. The claimant may also submit written comments, records, documents and other information relevant to his appeal, whether or not such documents were submitted in connection with the initial claim. The Administrator may consult with medical or vocational experts in connection with deciding the claimant’s claim for benefits.

The Administrator will conduct a full and fair review of the documents and evidence submitted and will ordinarily render a decision on the disability benefit claim no later than 45 days after receipt of the request for review on appeal. If there are special circumstances, the decision will be made as soon as possible, but not later than 90 days after receipt of the request for review on appeal. If such an extension of time is needed, the claimant will be notified in writing prior to the end of the first 45-day period. The Administrator’s final written decision will set forth: (i) the specific reasons for the decision, (ii) references to the specific Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, access to and copies of all documents, records and other information relevant to the benefit claim, and (iv) a statement regarding the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial on appeal. The Administrator’s decision made in good faith will be final and binding.

11.4	Administrator’s Decision Final

Benefits under the Plan will be paid only if the Administrator decides in its sole discretion that a Participant or Beneficiary (or other claimant) is entitled to them. Subject to applicable law, any interpretation of the provisions of the Plan and any decisions on any matter within the discretion of the Administrator made by the Administrator or its delegate in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the Administrator shall make such adjustment on account thereof as it considers equitable and practicable.

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SECTION 12 Amendment and Termination

While the Employer expects and intends to continue the Plan, the Employer and the Administrator reserve the right to amend the Plan at any time and for any reason, including the right to amend this Section 12 and the Plan termination rules herein; provided, however, that each Participant will be entitled to the amount credited to his Accounts immediately prior to such amendment. The Employer’s power to amend the Plan includes (without limitation) the power to change the Plan provisions regarding eligibility, contributions, notional investments, vesting, and distribution forms, and timing of payments, including changes applicable to benefits accrued prior to the effective date of any such amendment; provided, however, that amendments to the Plan (other than amendments relating to Plan termination) shall not cause the Plan to provide for acceleration of distributions in violation of Section 409A of the Code and applicable regulations thereunder.

The Employer reserves the right to terminate the Plan at any time and for any reason; provided, however, that each Participant will be entitled to the amount credited to his Accounts immediately prior to such termination (but such Accounts shall not be adjusted for future notional income, losses, expenses, appreciation and depreciation).

In the event that the Plan is terminated pursuant to this Section 12, the balances in affected Participants’ Accounts shall be distributed at the time and in the manner set forth in Section 9. Notwithstanding the foregoing, the Employer and the Administrator reserve the right to make all such distributions within the second twelve-month period commencing with the date of termination of the Plan; provided, however, that no such distribution will be made during the first twelve-month period following such date of Plan termination other than those that would otherwise be payable under Section 9 absent the termination of the Plan. In the event of a Plan termination due to a Change in Control of the Employer, distributions shall be made within 12 months of the date of the Change in Control.

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